UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 1, 2009

ADA-ES, INC.

(Exact name of registrant as specified in its charter)

Colorado	000-50216	84-1457385
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8100 SouthPark Way, Unit B, Littleton, Colorado	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303)734-1727

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Amendment of a Material Definitive Agreement.

Amendment of Activated Carbon Supply Agreement with Southern

On July 1, 2009, Red River Environmental Products, LLC (“Red River”), our indirect subsidiary, entered into Amendment No. 3 dated effective as of March 27, 2009 (the “Amendment”) to the Agreement for Purchase of Activated Carbon with Southern Company Services, Inc. (“Southern”), dated June 5, 2008 (the “Agreement”). The Amendment extends the initial term of the Agreement to December 31, 2016 and amends Southern’s annual minimum activated carbon (“AC”) purchase obligations to a total of approximately $25 million. Southern has an option to increase AC quantities by up to 50% from current commitments. Quantities for 2015 and 2016 are to be determined. The Amendment also deletes from the Agreement the provision that if Red River failed to close the debt financing (“Financial Close”) for the first production line of its AC manufacturing facility under construction in Coushatta, Red River Parish, Louisiana (the “AC Facility”) by March 27, 2009, then the Agreement would terminate without further liability of the parties to each other. Red River’s equity owners, ADA-ES, Inc. and Energy Capital Partners I, LP and its affiliated funds (“ECP”) have guaranteed Red River’s performance under the Agreement up to a maximum of $750,000 each. These guaranties will expire upon the earlier of Financial Close or the commercial operation date of the AC Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ADA-ES, Inc.
Registrant

Date: July 1, 2009	By:	/s/ Mark H. McKinnies
Mark H. McKinnies
Senior VP & Chief Financial Officer

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